Aoxin Tianli Group, Inc. Reports First Quarter of 2016 Financial Results

Company to Host Earnings Conference Call on Thursday, May 12, 2016 at 8:00 a.m. ET

WUHAN CITY, China, May 11, 2016 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail and the internet, today announced its financial results for the first quarter ended March 31, 2016.

Ms. Hanying Li, Chairwoman and Chief Executive Officer of Aoxin Tianli Group, Inc., commented, "Our revenues decreased by 5.5% in the first quarter, resulting from a 19.8% reduction in the number of hogs sold which was partially offset by an 18.5% increase in the average selling price ("ASP") for hogs. The decrease in the number of hogs sold was a result of reduction in capacity of 20,000 hogs due to the sales of Farm 2 and 3 during the third quarter of 2015. The increase in ASP reflected improving market condition in the first quarter, particularly during the Chinese New Year holiday season. The number of black market hogs sold also decreased slightly by 2.8% in the first quarter as a result of decreased production by the independent farmers in our black hog program."

Three Months Ended March 31, 2016 Financial Results

Revenues

	For the Three Months Ended March 31,
($ thousands, except per share data)	2016	2015	% Change
Revenues	$9,059	$9,588	-5.5%
Hog farming	8,639	9,092	-5.0%
Retail	420	497	-15.4%
Gross margin	23.2%	16.1%	7.1%
Operating margin	11.6%	-3.1%	NM
Net loss	(274)	(217)	26.6%
Net income (loss) from continuing operations	1,137	(359)	NM
Gain (loss) from operations and disposal of discontinued component	(1,411)	142	NM
Net income (loss) for common shareholders	(105)	(240)	NM
Earnings (loss) per share	(0.00)	(0.01)	NM
Continuing operations	0.03	(0.01)	NM
Discontinued components	(0.04)	0.00	NM

Revenues for the three months ended March 31, 2016 decreased by $0.53 million, or 5.5%, to $9.06 million from $9.59 million for the same period of last year. The reduction in revenues reflected a reduction in the number of hogs sold as a result of the sale of two hog farms during the third quarter of 2015 and was partially offset by improved prices for market hogs.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $0.45 million, or 5.0%, to $8.64 million for the three months ended March 31, 2016 from $9.09 million for the same period of last year. The Company sold a total of 35,112 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $246 per hog during the three months ended March 31, 2016, compared to 43,795 hogs sold and a blended average selling price of $208 per hog for the same period of last year.

	For the Three Months Ended March 31,
	2016			2015
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	4,340	$252	$1,095	7,183	$263	$1,888
Market hogs- regular hogs	15,930	219	3,481	21,343	183	3,902
Market hogs- black hogs	14,842	274	4,063	15,269	216	3,302
Total Hog Farming	35,112	246	8,639	43,795	208	9,092

	Kilogram	Average Price/kg($)	Sales ($ thousands)	Kilogram	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	87,384	$5	$420	114,932	$4	$497

Revenues for the three months ended March 31, 2016 from regular breeder hog sales decreased by 42.0% to $1.09 million with the number of regular breeder hogs sold decreasing by 39.6% to 4,340 hogs and the average selling price of regular breeder hogs decreasing by 4.0% to $252 per hog. Revenues for the three months ended March 31, 2016 from regular market hog sales decreased by 10.8% to $3.48 million as the number of regular market hogs sold decreased by 25.4% to 15,930 hogs while the average selling price of regular market hogs increased by 19.5% to $219 per hog. Revenues for the three months ended March 31, 2016 from black market hogs increased by 23.0% to $4.06 million with the number of black hogs sold decreasing by 2.8% to 14,842 hogs and the average selling price of black hogs increasing by 26.9% to $274 per hog. The decrease in black hogs sold was primarily a result of decreased production by the independent farmers in our black hog program. We anticipate that as the production of these farmers reaches capacity, the number of black hogs available for sale will level off.

We sold 87,384 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $0.42 million for the three months ended March 31, 2016. This compares to 114,932 kilograms sold at approximately $4 per kilogram and revenues of $0.50 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $4.48 million in revenues from our black hog program for the three months ended March 31, 2016, compared to $3.80 million for the same period of last year.

The results of operations of Hang-ao and OV Orange and their wholly owned subsidiaries, were reclassified as discontinued operations in the Company's financial statements for the three months ended March 31, 2016 and 2015 based on the Company's decision to focus on the hog industry and sell both subsidiaries and relevant businesses in the near future. OV Orange was sold on December 29, 2015. We have not found a buyer for Hang-ao as of today.

Gross profit

Cost of goods sold decreased by $1.09 million, or 13.5%, to $6.96 million for the three months ended March 31, 2016 from $8.04 million for the same period of last year. Cost of goods sold for hog farming decreased by $1.02 million, or 13.3%, to $6.65 million for the three months ended March 31, 2016 from $7.66 million for the same period of last year, benefitting from a reduction in the purchase prices for our feeds and the sale of two farms during the third quarter of 2015. Cost of goods sold for retail decreased by $0.07 million, or 17.6%, to $0.31 million for the three months ended March 31, 2016 from $0.38 million for the same period of last year.

Overall gross profit increased by $0.56 million, or 36.0%, to $2.10 million for the three months ended March 31, 2016 from $1.54 million for the same period of last year, mainly due to a decrease in cost of goods sold for hog farming as aforementioned.

Gross profits for hog farming and retail were $1.99 million and $0.11 million, respectively, for the three months ended March 31, 2016, compared to $1.43 million and $0.12 million, respectively, for the same period of last year.

Overall gross margin was 23.2%, with gross margins for hog farming and retail of 23.1% and 25.2%, respectively, for the three months ended March 31, 2016. This compared to overall gross margin of 16.1%, and gross margins for hog farming and retail of 15.7% and 23.4%, respectively, for the same period of last year.

Operating income (loss)

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $0.79 million, or 43.1%, to $1.05 million for the three months ended March 31, 2016 from $1.84 million for the same period of last year. The decrease was primarily the result of a cancelation of a stock grant to key employees which generated non-cash compensation expense of $0.36 million, a decrease of $0.25 million in our depreciation and amortization expenses as a result of the disposal of two hog farms during the third quarter of 2015, and a decrease of $0.12 million in bad debt expense.

Operating incom for the three months ended March 31, 2016 was $1.05 million, compared to an operating loss of $0.30 million for the same period of last year. Operating margin for the three months ended March 31, 2016 was 11.6%, compared to operating loss of 3.1% for the same period of last year.

Net income (loss)

Net loss increased by $0.06 million, or 26.6%, to $0.27 million for the three months ended March 31, 2016 from $0.22 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail, was $1.14 million for the three months ended March 31, 2016, compared to a net loss of $0.36 million for the same period of last year. The operating results of our discontinued operations, Hang-ao and OV Orange, decreased significantly from net income of $0.14 million for the first quarter of 2015 to net loss of $1.41 million for the same period of 2016. After the deduction of non-controlling interests, net loss attributable to common shareholders for the three months ended March 31, 2016 was $0.10 million, or $0.003 loss per diluted share. This compared to net loss attributable to common shareholders of $0.24 million, $0.007 loss per diluted share, for the same period of last year.

Financial Condition

As of March 31, 2016, the Company had cash and cash equivalents of $51.72 million, compared to $49.66 million at the end of 2015. Working capital as of March 31, 2016 was $62.70 million as compared to $63.98 million at December 31, 2015. Net cash provided by operating activities was $3.24 million for the three months ended March 31, 2016, compared to $3.37 million for the same period of last year. Net cash used in investing activities was $1.61 million for the three months ended March 31, 2016, primarily for purchases of new equipment for our hog farms. This compared to net cash provided by investing activities of $1.62 million for the same period of last year, mostly generated by our discontinued operations. Net cash used in financing activities was $nil for the three months ended March 31, 2016, compared to $3.66 million used in financing activities for the same period of last year.

Company Update

On March 23, 2016, the Company announced it received a letter from NASDAQ, granting the Company an additional 180-day period, or until September 19, 2016, to regain compliance with NASDAQ's minimum $1.00 bid price per share rule (the "Bid Price Rule") for continued listing on the NASDAQ Capital Market.

Earnings Conference Call

Aoxin Tianli will host an earnings conference call and live webcast covering its first quarter of 2016 financial results at 8:00 a.m. ET on May 12, 2016, which is 8:00 p.m. in Beijing on May 12, 2016. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "AoxinTianli / ABAC".

Conference Call
Date:	Thursday, May 12, 2016
Time:	8:00 am ET, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	Aoxin Tianli / ABAC
Webcast Link:	http://mms.prnasia.com/ABAC/20160512/default.aspx

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the end of the live call through May 19, 2016. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10086002.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet. The Company also owns an 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. ("Hang-ao"), which the Company acquired in July 2014 and currently is seeking to sell.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015

ASSETS
Current Assets:
Cash and cash equivalents	$51,719,456	$49,656,897
Accounts receivable, net	167,275	292,684
Inventories	6,092,519	5,656,165
Advances to suppliers, net	5,847,964	7,823,138
Prepaid expenses	334,734	816,646
Other receivables, net	313,597	312,161
Restricted cash	3,101,088	9,242,571
Assets from discontinued operations	6,610,381	7,926,437
Total Current Assets	74,187,014	81,726,699

Long-term prepaid expenses, net	1,370,907	1,389,144
Plant and equipment, net	24,629,880	23,410,803
Biological assets, net	1,682,450	1,580,847
Intangible assets, net	2,763,106	2,802,948

Total Assets	$104,633,357	$110,910,441

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Bank acceptance notes payable	$6,202,175	$12,323,428
Accounts payable and accrued payables	23,934	19,655
Other payables	2,926,237	3,041,085
Liabilities from discontinued operations	2,333,206	2,359,696
Total Current Liabilities	11,485,552	17,743,864

Stockholders' Equity:
Common stock ($0.001 par value, 100,000,000 shares authorized, 32,999,000 shares issued and 31,952,000 shares outstanding as of March 31, 2016 and 33,203,000 shares issued and 33,183,000 shares outstanding as of December 31, 2015)	31,952	33,183
Additional paid in capital	61,395,561	61,743,410
Statutory surplus reserves	2,457,180	2,457,180
Retained earnings	28,490,408	28,595,306
Accumulated other comprehensive income	(410,598)	(1,018,861)
Stockholders' Equity - Aoxin Tianli Group Inc. and Subsidiaries	91,964,503	91,810,218
Noncontrolling interest	1,183,302	1,356,359
Total Stockholders' Equity	93,147,805	93,166,577
Total Liabilities and Stockholders' Equity	$104,633,357	$110,910,441

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
	2016	2015

Revenues	$9,059,268	$9,588,415
Cost of goods sold	6,958,752	8,043,856
Gross profit	2,100,516	1,544,559

Operating expenses:
General and administrative expenses	943,935	1,646,982
Selling expenses	102,288	192,839
Total operating expenses	1,046,223	1,839,821

Income (loss) from operations	1,054,293	(295,262)

Other income (expense):
Interest income	81,843	5,133
Other income (expense), net	459	(68,754)
Total other income (expense)	82,302	(63,621)

Income (loss) before income taxes	1,136,595	(358,883)
Income taxes	-	-
Net income (loss) from continuing operations	1,136,595	(358,883)

Discontinued operations:
Gain (loss) from operations of discontinued component, net of taxes	(1,410,787)	142,371
Net loss	(274,192)	(216,512)

Net loss(income) attributable to noncontrolling interest	169,294	(23,439)
Net loss attributable to Aoxin Tianli Group Inc.and subsidiaries	(104,898)	(239,951)

Earnings(loss) per share, continuing operations-Basic & Diluted	$0.03	$(0.01)
Loss per share, discontinued operations-Basic & Diluted	$(0.04)	$-
Weighted-average shares outstanding, basic and diluted	33,121,667	32,913,000

Comprehensive income (loss):
Net loss attributable to Aoxin Tianli Group, Inc. and Subsidiaries	(104,898)	(239,951)
Unrealized foreign currency translation adjustment	608,263	13,625
Comprehensive income (loss)	$503,365	$(226,326)

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	$1,136,595	$(216,512)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	550,631	797,626
Amortization of prepaid expenses	130,844	684,115
Amortization of long-term prepaid expenses	26,977	28,755
Bad debt expense (Recovery gain from bad debt expense)	-	117,932
Loss from inventory valuation	-	12,017
Loss from disposal of biological assets	185,099	68,594

Changes in operating assets and liabilities:
Accounts receivable	125,558	51,170
Inventories	1,195,471	853,717
Advances to suppliers	-	1,073,475
Prepaid expenses	(9,828)	(37,346)
Other receivables	605	39,081
Accounts payable and accrued payables	16,092	(3,259)
Advances from customers	-	(45,177)
Other payables	-	(82,114)
Total adjustments	2,221,449	3,558,586
Net cash provided by operating activities from continuing operations	3,358,044	3,342,074
Net cash provided by (used in) operating activities from discontinued operations	(121,221)	29,094
Net cash provided by operating activities	3,236,823	3,371,168

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of plant and equipment	(1,610,201)	(274)
Net cash used in investing activities from continuing operations	(1,610,201)	(274)
Net cash provided by investing activities from discontinued operations	-	1,618,458
Net cash provided by (used in) investing activities	(1,610,201)	1,618,184

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash received from (deposited to) banks	6,115,787	(3,585,339)
Due to (from) related party	-	117,507
Repayment of short-term loans	(6,115,787)	(1,629,700)
Net cash used in financing activities from continuing operations	-	(5,097,532)
Net cash provided by financing activities from discontinued operations	-	1,436,374
Net cash used in financing activities	-	(3,661,158)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	435,937	302,270

NET INCREASE IN CASH	2,062,559	1,630,464

CASH, BEGINNING OF PERIOD	49,656,897	39,123,869

CASH, END OF PERIOD	$51,719,456	$40,754,333

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$-	$28,216
Income tax paid	$-	$87,119

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Prepayments for raw material purchases made with bank acceptance notes	$-	$6,518,799
Shares issued to employees	$-	$1,433,700
Inventories received from prior year prepayments	$1,998,318	$-
Inventories transferred to biological assets	$409,197	$-
Cancelation of shares related to Hang-ao acquisition	$1,047	$-
Cancelation of shares related to employees' compensation	$361,080	$-